EXHIBIT 4

                      STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT dated as of September 11, 1995 between ALLSTATE FINANCIAL CORPORATION, a Virginia corporation (the "Company"), and SCOGGIN CAPITAL MANAGEMENT, LP, a Delaware limited partnership, and SELIG PARTNERS, LP, a Delaware limited partnership (collectively with Scoggin Capital Management, LP and their respective successors and assigns (which should not include Transferees, as hereinafter defined) the "Stockholders").

     The parties hereto agree as follows:

SECTION 1.  EXCHANGE OF COMMON STOCK; CLOSING.

          1.1 Exchange of Common Stock. Subject to the terms and conditions of this Agreement, the Company agrees to accept for exchange at the Closing, and each of the Stockholders agrees to tender to the Company for exchange at the Closing, the number of shares (the "Shares") of common stock of the Company, no par value per share (the "Common Stock"), set forth opposite such Stockholder's name below. In exchange for the Shares, the Company shall issue and each of the Stockholders should accept $1,000 in principal amount of the Company's Convertible Subordinated Notes (the "Notes") for each 157.48 Shares owned by it. The Notes shall be issued pursuant to an Indenture, dated as of September 11, 1995, between the Company and Shawmut Bank Connecticut, National Association, as Trustee (the "Trustee"), in the form attached hereto as Exhibit A (the "Indenture"). Each Stockholder shall receive Notes in such permitted denominations as it shall direct. The Company shall only issue Notes in denominations of $1,000 and multiples thereof, and will purchase any Shares not therefor exchanged for Notes hereunder at and for a price of $6.35 per Share.

Scoggin Capital Management, LP             405,500 shares
Selig Partners, LP                          41,700 shares

          1.2 Closing. The consummation of the transactions contemplated by Section 1.1 of this Agreement (the "Closing") shall take place on September 11, 1995 at the offices of Robinson & Cole, 780 Third Avenue, 29th Floor, New York, New York, at 9:00 A.M. (local time) or at such other time, date or place as the Company and the Stockholders shall agree. At the Closing, the

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Company shall deliver to each Stockholder (x) the Notes acquired by it, duly registered in such Stockholder's name and (y) a check in the amount of the purchase price of any Shares not exchanged for Notes hereunder against (i) duly registered certificates representing the Shares of Common Stock purchased hereunder and
(ii) duly executed stock powers in form and substance sufficient to convey the Shares of Common Stock purchased hereunder.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company represents, warrants and covenants to the Stockholders that, as of the date hereof:

          2.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, and is duly qualified to do business as a foreign corporation in all other jurisdictions in which such qualification is required. The Company has all required corporate power and authority to own its property, carry on its business as now conducted, and to enter into and carry out all of its obligations under this Agreement, the Indenture and the Notes, and to issue, sell and, with the Trustee, deliver the Notes, and to carry out the transactions contemplated hereby and thereby.

          2.2 Authorization. This Agreement, the Indenture and the Notes each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms (except as such enforcement may be limited by equitable principles and subject to laws of general application relating to bankruptcy, insolvency and the relief and rehabilitation of debtors), and the execution, delivery and performance of this Agreement, the Indenture and the Notes, and the issuance of the Notes and the shares of Common Stock to be issued upon conversion of the Notes, have been duly authorized by all necessary corporate action on the part of the Company and no consent of any third party (other than consents obtained on or prior to the date hereof and which remain in full force and effect) is required to be obtained for the consummation of the transactions contemplated hereby or thereby.

          2.3 Effect of Transactions. The execution, delivery and performance of this Agreement, the Indenture and the Notes, and the issuance, sale and delivery by or on behalf of the Company of the Notes, and the performance by the Company of the transactions contemplated hereby and thereby do not, after giving effect to waivers or consents obtained on or prior to the date hereof and which remain in full force and effect, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon the capital stock (other than the reservation of shares of Common Stock for

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issuance upon conversion of the Notes) or assets of the Company or any of its subsidiaries pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to (i) the Certificate of Incorporation or by-laws of the Company, (ii) any agreement to which the Company or any of its subsidiaries is a party or is bound or to which its assets are subject, or (iii) any law, statute, rule, regulation, judgment, injunction, order or decree to which the Company or any of its subsidiaries is subject.

          2.4  Capitalization; Reservation of Conversion Shares.
(a) Immediately prior to the Closing, the total authorized capital stock of the Company shall consist of (i) 10,000,000 shares of Common Stock, 3,102,328 shares of which shall be issued and outstanding, and 2,000,000 shares of Preferred Stock, none of which shall be outstanding. All of the issued and outstanding shares of the Company's capital stock have been duly authorized, validly issued and are fully paid and non-assessable.

          (b) The Company has reserved, and at all times shall keep available, free from any preemptive rights, out of its authorized but unissued Common Stock, enough shares of Common Stock to permit the conversion of the Notes. All shares of Common Stock which may be issued upon conversion of the Notes shall be validly issued, fully paid and non-assessable. The Company shall comply with all applicable securities laws regulating the offer, sale and delivery of shares of Common Stock upon conversion of the Notes.

          2.5 No Material Adverse Change. Each document filed by the Company since January 1, 1995 pursuant to the Securities Exchange Act of 1934, as amended, does not contain a material misstatement or omit to make a material statement required to be made therein, in each case as of its date. Except for the transactions contemplated by this Agreement, the Indenture and the Exchange Offer contemplated in Section 5.2 hereof, (i) since June 30, 1995, there has been no material adverse change in the financial condition, assets, operations or capitalization of the Company, (ii) since December 31, 1994, the Company has not formed or acquired any new subsidiaries, (iii) since December 31, 1994, the Company has not issued any options or warrants to buy capital stock of the Company (except for options to purchase fewer than 1,100 shares of Common Stock granted to employees) and (iv) since June 30, 1995, other than in the ordinary course of its business, the Company has not entered into any material agreements or understandings pursuant to which the Company, or any of its subsidiaries, would be liable, directly or indirectly, for any Indebtedness (as such term is defined in the Indenture).

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          2.6  No Default.  Were the Indenture in effect as of
the Closing, after giving effect to the transactions contemplated by this Agreement, the Indenture and the Notes, there would be no Event of Default thereunder as of such date.

          2.7 Exemption from Registration Requirements. The exchange of Notes for shares of Common Stock contemplated by this Agreement, when consummated pursuant to the terms hereof, will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act") pursuant to Section 3(a)(9) thereof ("Section 3(a)(9)"), and the Company has neither taken any action nor allowed any condition to exist that would prevent the application of such exemption to such exchange.

          2.8 Registered Holders. As of the date hereof, the Company does not have more than 250 shareholders of record.

          2.9 Exemption from Trust Indenture Act. The Notes are exempt from the requirements of the Trust Indenture Act of 1939, as amended, and it is not necessary to qualify the Indenture thereunder.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

          Each of the Stockholders represents, warrants and covenants, severally but not jointly, to the Company that:

          3.1 Organization and Power. Each of the Stockholders is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign limited partnership in all other jurisdictions in which such qualification is required. Each of the Stockholders has all required power and authority to own its property, carry on its business as now conducted and to carry out the transactions contemplated hereby.

          3.2 Authorization. This Agreement constitutes a valid and binding obligation of each of the Stockholders, enforceable in accordance with its terms (except as such enforcement may be limited by equitable principles and subject to laws of general application relating to bankruptcy, insolvency and the relief and rehabilitation of debtors), and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary action and no consent of any third party is required to be obtained for the consummation of the transactions contemplated hereby.

          3.3 Effect of Transactions. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not (a) conflict with or result in a breach of the terms, conditions or provision of, (b) constitute a default

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under, (c) result in the creation of any lien, security interest, charge or encumbrance upon either of the Stockholder's assets pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to (i) the limited partnership agreement of either Stockholder, (ii) any agreement to which either Stockholder is a party or is bound or to which its assets are subject, (iii) any law, statute, rule, regulation, judgement, injunction, order or decree to which either Stockholder is subject.

          3.4 Title. Neither Stockholder nor any of its affiliates owns any shares of capital stock of the Company, either directly or indirectly and of record or beneficially, other than the Shares. Each of the Stockholders is the owner, beneficially and of record, and has good title to the Shares owned by it, free and clear of all liens, encumbrances, security agreements, equities, options, adverse claims and interests and restrictions whatsoever. The Company will acquire good, marketable and indefeasible title thereto, free of any liens, encumbrances, security agreements, equities, options, adverse claims and interests and restrictions arising from or caused by any act or omission of either of the Stockholders.

SECTION 4.  COVENANTS OF THE STOCKHOLDERS.

          From and after the execution and delivery of this Agreement, each of the Stockholders (for itself and any entity which it may at any time directly or indirectly control), severally but not jointly, covenants and agrees with the Company that:

          (a) it will, for a period of five years from the date hereof, refrain from purchasing or acquiring, either directly or indirectly and of record or beneficially, any shares of Common Stock or any other security of the Company convertible into or exercisable for Common Stock, provided, however, that this covenant shall not prevent either of the Stockholders from converting the Notes, or any portion thereof, into Common Stock upon the terms and pursuant to the conditions set forth herein and in the Notes and the Indenture;

          (b) it will not convert the Notes or any portion thereof into Common Stock before the earlier of (i) March 1, 1997, or (ii) the date immediately preceding the date upon which the Company consummates a transaction pursuant to which, pursuant to the Indenture, the Stockholders would receive property or assets other than the Company's Common Stock upon such conversion; provided, however, that, subject to Section 4(c) hereof, the Stockholders shall be allowed to convert the Notes or


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any portion thereof into Common Stock at any time pursuant to the terms of the Indenture, provided that all such Common Stock is immediately sold to an unaffiliated third party;

          (c) prior to December 31, 1996, it will not transfer, convey or assign, (i) to any purchaser or transferee (which shall include any Affiliate (as defined in the Rules and Regulations promulgated pursuant to the 1933 Act) of such purchaser or transferee), in any transaction or series of transactions, more than 10% of the Registrable Securities (as hereinafter defined) it holds without the prior written consent of the Company in its sole discretion, or (ii) any of the Registrable Securities it holds to any Affiliate of either of the Stockholders, unless such Affiliate enters into an agreement restricting its subsequent transfer, conveyance or assignment pursuant to the terms of this Section 4 in form and substance reasonably satisfactory to the Company; and

          (d) all Notes issued to either of the Stockholders shall contain a legend with respect to the restrictions set forth in subsections (b) and (c) of this Section 4.

SECTION 5.  COVENANTS OF THE COMPANY.

          5.1 Board of Directors. The Company covenants and agrees that (i) it shall, within ten days after the Stockholders designate persons to serve as directors of the Company and the Company has had sufficient opportunity to satisfy itself as to the qualifications and suitability of such designees, take all corporate action necessary to increase the number of directors of the Company by two, if necessary, and appoint two persons designated by the Stockholders to fill the vacancies thus created until the Company's 1995 annual meeting of stockholders;
(ii), so long as the Stockholders own Notes or shares of Common Stock having a combined value equal to at least $700,000 in aggregate principal amount of Notes, where each share of Common Stock is valued at $7.50 in principal amount of Notes, at each meeting of the Company's shareholders, the Stockholders shall be allowed to designate one person for nomination as a candidate for election to the Board of Directors of the Company, which candidate shall be supported for election by the management and Board of Directors of the Company; (iii), so long as the Stockholders own Notes or shares of Common Stock having a combined value equal to at least $1,415,000 in aggregate principal Amount of Notes, where each share of Common Stock is valued at $7.50 in principal amount of Notes, at each meeting of the Company's shareholders, the Stockholders shall be allowed to designate an additional person for nomination as a candidate for election to the Board of Directors of the Company, which

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candidate shall also be supported for election by the management and Board of Directors of the Company; provided however, that at such time as the Stockholders own less than $700,000 in aggregate principal amount of Notes, any rights of the Stockholders pursuant to this Section 5.1 shall terminate after the annual meeting of Company shareholders next following such date; and provided further, however, that with respect to any designee referred to in clauses (i), (ii) and (iii) herein, (a) no event has occurred which would be required to be disclosed pursuant to item 401(f) of Regulation S-K as promulgated by the Securities and Exchange Commission (the "SEC"), and (b) any such designee is approved by the Board of Directors of the Company, which approval shall not be unreasonably withheld. One of the Stockholders' designees shall be appointed to the compensation committee and the other designee, if any, shall be appointed to the audit committee of the Board of Directors of the Company.

          5.2 Exchange Offer to Other Shareholders. The Company covenants and agrees that, within ninety days after the Closing, it shall file with the SEC all preliminary documents necessary to make, and shall use its best efforts to consummate, an offer to the holders of the Company's Common Stock other than the Stockholders (the "Other Stockholders") to issue up to $2,162,000 in aggregate principal amount of Notes to such Other Stockholders in exchange for some or all of the shares of Common Stock held by such Other Stockholders at the rate of $1,000 in principal amount of Notes for each 157.48 shares tendered for exchange, which exchange shall be exempt from the registration requirements of the 1933 Act pursuant to Section 3(a)(9) thereof. If the Company is not eligible to make the offer to Other Stockholders pursuant to Section 3(a)(9) of the 1933 Act, the Company shall make, as soon as practicable, an equivalent offer to Other Stockholders, registered pursuant to the 1933 Act.

SECTION 6.  REGISTRATION.

          6.1 Registrable Securities. The term "Registrable Securities" means (i) any Notes acquired by the Stockholders pursuant hereto, and (ii) any Common Stock issued or issuable with respect to the Notes owned by any Stockholder. Registrable Securities will cease to be Registrable Securities when (i) a registration statement with respect to such securities shall have been declared effective under the 1933 Act, and such securities shall have been sold or distributed pursuant to such registration statement, or (ii) such securities have been sold or distributed pursuant to Rule 144 under the 1933 Act.

          6.2 Demand Registration Rights. The Company covenants and agrees with the Stockholders (and any person or entity to whom they have made a permitted transfer of Registrable

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Securities (a "Transferee"), collectively, the "Holders") that after receipt of a written request (a "Demand Request") from Holders representing not less than 50% of the Registrable Securities not previously registered but only if such Registrable Securities consist of Notes or shares of Common Stock having a combined value equal to at least $750,000 in aggregate principal amount of Notes, where each share of Common Stock is valued at $7.50 in principal amount of Notes, that such Holders desire and intend to transfer all or a portion of the Registrable Securities held by them under such circumstances that a public offering, within the meaning of the 1933 Act will be involved (which Demand Request shall specify the Registrable Securities so requested to be registered, the proposed amounts thereof (including whether or not the proposed offering is to be underwritten, in which case the Demand Request shall specify the identity of the proposed underwriter, which shall be subject to the approval of the Company, which approval shall not be unreasonably denied)), the Company shall promptly (but in any event within five (5) days) give written notice (the "Registration Notice") of such requested registration to all Holders, and thereupon the Company shall, as expeditiously as possible (but in any event within forty-five (45) days after receipt of the Demand Request by the Company) file a registration statement (which may be pursuant to Rule 415 under the 1933 Act if so requested in the Demand Request) and use its best efforts to cause such registration statement to become effective under the 1933 Act with respect to the offering and sale or other disposition of (i) the Registrable Securities set forth in the Demand Request, for disposition in accordance with the intended method or methods of disposition stated in the Demand Request, and (ii) all other Registrable Securities which the Holders thereof shall have requested in writing that the Company register (which written request shall specify such Registrable Securities and the proposed amounts thereof) within twenty-five (25) days after receipt of the Registration Notice. The Stockholders shall, within ten days of making a transfer of Registrable Securities to a Transferee, notify the Company in writing of the identity of such Transferee.

          The Company shall be required (i) to maintain the effectiveness of any such registration statement until the earlier to occur of 270 days after the effective date of such registration statement or consummation of the distribution by the Holders of the securities covered by such registration statement (but in any event, at least until the expiration of the 90 day period referred to in Section 4(3) of the 1933 Act and Rule 174 thereunder, if applicable) (the "Termination Date"), provided, however, that if at the Termination Date the Registrable Securities are covered by a registration statement which also covers other securities and which is required to


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remain in effect beyond the Termination Date, the Company shall maintain in effect such registration statement as it relates to Registrable Securities for so long as it (or any substitute registration statement) remains or is required to remain in effect for any of such other securities, (ii) to comply with a Demand Request for registration only if made prior to the date Five (5) years from the date hereof, and (iii) to comply with only one Demand Request for registration pursuant to this Section
6.2. A registration will not count as a Demand Request until the registration statement relating thereto has become effective and remained effective as set forth in the preceding sentence.
In any registration initiated under this Section 6.2, if the Company complies with each requirement of the 1933 Act or the Commission (as hereafter defined) within its power or ability to comply with, the Holders of the Registrable Securities to be registered pursuant to such Registration Statement shall pay
(pro rata based on the value of the Registrable Securities held by such Holder being registered thereon) all Registration Expenses (as defined in Section 6.5 hereof in connection therewith, whether or not it becomes effective. The Company shall not register any securities other than Registrable Securities pursuant to any Demand Request.

          6.3 Piggyback Registration Rights. The Company covenants and agrees with the Stockholders that in the event the Company at any time prior to September 11, 2000, proposes to file a registration statement under the 1933 Act, including, without limitation, a registration statement with respect to any class of security (other than in connection with an exchange offer or a registration statement on Forms S-4 or S-8 or any successor forms thereto or other unsuitable registration statements), then the Company shall in each case promptly give written notice of such proposed filing to the Stockholders and such notice shall offer to the Stockholders the opportunity to include their Registrable Securities in such registration statement.

          The Company shall permit, or shall cause the managing underwriter of a proposed offering to permit, the Stockholders of Registrable Securities with respect to which the Company has received, within 30 days after the Company gives such notice, a written request for inclusion in such registration statement to include such securities in the proposed offering on the same terms and conditions as applicable to the securities of the Company included in such registration. Notwithstanding the foregoing, if any such managing underwriter shall advise the Company and such Stockholders in writing that, in its opinion, the distribution of all or a portion of the Registrable Securities requested to be included in the registration concurrently with the securities being registered by the Company could materially adversely affect the distribution of securities

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by the Company for its own account, then the amount of
Registrable Securities of the Stockholders to be included in such offering shall be reduced to the required level. All Registration Expenses (as defined in Section 6.5) of such registration under this Section 6.3 shall be borne by the Company, whether or not such registration becomes effective provided, however, that the Stockholders shall bear and be responsible for all Registration Expenses attributable to the inclusion of their Registrable Shares in the offering.

          6.4 Registration Procedures. As used in Sections 6.4, 6.5, 6.6, 6.7, 6.8 and 6.9 hereof in reference to a registration statement initiated pursuant to Section 6.3 hereof, the term "Holder" shall refer only to the Stockholder. In connection with any registration statement (the "Registration Statement") filed pursuant to Section 6.2 or 6.3, the Company shall, as expeditiously as possible:

          (a) prepare and file the Registration Statement with the Securities and Exchange Commission (the "Commission') on any form for which the Company then qualifies or which counsel for the Company deems appropriate and which is available for the sale of the Registrable Securities in accordance with the intended method of distribution thereof;

          (b) before filing the Registration Statement or prospectus or any amendments or supplements thereto, (i) furnish to such counsel as is acceptable to the Holders of a majority of the Registrable Securities being so registered ("Holders' Counsel") copies of all documents proposed to be filed, which documents will be subject to the review of such counsel, and
(ii) notify each Holder of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

          (c) prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective for the periods required by this Section 6 and comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during such period in accordance with the intended methods of disposition by the Holders set forth in the Registration Statement;

          (d) furnish to each Holder such number of copies of the Registration Statement and of each amendment and supplement thereto (in each case including all exhibits), such number of

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copies of the prospectus contained in the Registration Statement
(including each preliminary prospectus) and such other documents as any Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Holder;

          (e) use its best efforts to cause the Registrable Securities to be qualified for sale under the securities or blue sky laws of such jurisdictions as any Holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided, however, that the Company shall not be required under this Section 6.4(e) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.4(e);

          (f) use its best efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Holders to consummate the disposition of such Registrable Securities;

          (g) notify each Holder at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in the Registration Statement contains an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will prepare and file with the Commission and deliver to each Holder a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

           (h) make available for inspection by Holders' Counsel, any Holder of Registrable Securities to be included in such a registration, and any attorney, accountant or other agent retained by Holders' Counsel (collectively, the "Inspectors"), copies of all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as are reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement, provided that Records that the Company determines, in good faith, to be

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confidential and which it notifies the Inspectors are
confidential shall not be disclosed to the Inspectors, unless:
(i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the Registration Statement; or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Holder agrees that such Holder will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

          (i) use its best efforts to obtain a letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the holders of the Registrable Securities reasonably request;

          (j)  use its best efforts to cause all such Registrable
Securities to be listed or quoted on each securities exchange or interdealer quotation system on which similar securities issued by the Company are then listed or quoted, if any;

          (k)  provide a transfer agent for such Registrable
Securities not later than the effective date of such Registration Statement;

          (l) enter into a cross-indemnity agreement and a contribution agreement, each on customary terms, with each underwriter, if any, and such other customary agreements (including underwriting agreements on customary terms) and take all such other actions as the Holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; and

          (m) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission.

          The Company may require each Holder to furnish to the Company such information as may be necessary to be included in the Registration Statement, including information regarding the distribution of the Registrable Securities, as the Company may from time to time reasonably request in writing.

          Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.4(g) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Holder receives the copies

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of the supplemented or amended prospectus contemplated by
Section 6.4(g), and, if so directed by the Company, will deliver to the Company all copies, other than permanent file copies then in the Holder's possession, of the prospectus covering the Registrable Securities current at the time of receipt of such notice. If the Company gives any such notice, the period mentioned in Section 6.4(c) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6.4(g) to and including the date when each Holder received the copies of the supplemented or amended prospectus contemplated by Section 6.4(g).

          6.5 Registration Expenses. All registration and filing fees, fees and expenses of compliance with securities or blue sky laws, and reasonable fees and disbursements of counsel for the Company and all independent certified public accountants (including the reasonable expenses of any audit, special auditor or "cold comfort" letter required by or incident to such performance), printing costs and expenses, the reasonable fees and expenses of any special experts retained in connection with such registration, the reasonable fees and expenses of other persons retained by the Company incurred in connection with the registration hereunder are herein called "Registration Expenses." Registration Expenses shall not include underwriting discounts, commissions or fees attributable to the sale of the Registrable Securities, which shall be paid by the Holders. All fees and expenses of Holders' Counsel shall be borne by the Holders.

          6.6. Indemnification by the Company. The Company also agrees to indemnify, to the fullest extent permitted by law, each Holder, its officers, directors and agents and each person who controls each Holder (within the meaning of Section 15 of the 1933 Act), and any investment adviser thereof against all losses, claims, damages, liabilities and expenses resulting from any untrue statement of material fact or any omission of a material fact required to be stated in the Registration
Statement or preliminary, final or summary prospectus included therein or necessary to make the statements therein (in the case of a preliminary, final or summary prospectus, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any written information with respect to such Holder furnished to the Company by such Holder expressly for use therein or by such Holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto required by
Section 6.4(g) after the Company has furnished such Holder with a sufficient number of copies of the same.


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          6.7  Indemnification by Holders.  In connection with
any Registration Statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information and affidavits with respect to such Holder as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and agrees to indemnify, to the fullest extent permitted by law, the Company and its directors, officers and agents and each person who controls the Company (within the meaning of Section 15 of the 1933 Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement or preliminary, final or summary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of a preliminary, final or summary prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any written information or affidavit with respect to such Holder so furnished by such Holder.

          6.8  Conduct of Indemnification Proceedings.   Any
person entitled to indemnification hereunder (an "indemnified party") agrees to give prompt written notice to the party from whom indemnification is sought (the "indemnifying party") after the receipt by such person of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof (collectively, a "Claim") made in writing for which such person will claim indemnification or contribution pursuant to this Agreement. The failure of any indemnified party so to notify an indemnifying party of any Claim shall relieve the indemnifying party from any liability in respect of such Claim that it may have to such indemnified party on account of the indemnification agreement contained in this Section 6, unless such indemnified party can establish that the indemnifying party has not been prejudiced in its ability to defend against or settle such Claim by such failure. In addition, any failure to give such notice shall not relieve the indemnifying party from any other liability that it may have to such indemnified party. Notice given within 20 days of commencement of the Claim shall be conclusively presumed not to affect adversely the indemnifying party's ability to defend or settle the Claim. Unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and the indemnifying party with respect to a Claim, the indemnified party shall permit the indemnifying party to participate in and assume the defense of such Claim with counsel reasonably satisfactory to such indemnified party. If such indemnified party has a reasonable basis to believe, and does believe, that its interests in such action conflict with those

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of the indemnifying party, the indemnified party may so notify such indemnifying party and the indemnifying party will remain liable to such indemnified party for all legal or other expenses incurred by such indemnified party in connection with the defense of such Claim. If the indemnifying party is not entitled to, or elects not to, assume the defense of a Claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such Claim, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such Claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels. The indemnifying party will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld or delayed. If the indemnifying party assumes the defense of a Claim, the indemnifying party shall not, in such defense, consent to the entry of any judgment without the prior written consent of the indemnified party (which shall not be unreasonably withheld or delayed), or consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party of a release from all liability in respect of such claim or litigation.

          6.9 Contribution. If the indemnification provided for in this Section 6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the Claims which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Claims in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

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          The parties hereto agree that it would not be just and
equitable if contribution pursuant to this Section 6.9 were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the 1933 Act) shall be entitled to contribution from any person.

          6.10 Information by Holders. Each Holder of registrable Securities, holding securities included in any registration under this Section 6, shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing.

          6.11 "Market Stand-Off" Agreements. The Stockholders agree, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by the Stockholders during the 120 day period following the effective date of a registration statement filed under the 1933 Act covering such Common Stock (or other securities) if such Stockholders have elected not to participate in such registration or to register only a portion of their Registrable Securities, without the prior written consent of the Company or such underwriter, as the case may be. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of said 120 day period.

SECTION 7.  INDEMNIFICATION.

          7.1 Indemnification of Stockholders. The Company agrees to indemnify and hold harmless, to the extent permitted by law, each of the Stockholders, its partners and employees and each person who controls such partner or such Stockholder (within the meaning of the 1933 Act) against all losses, claims, damages, liabilities and expenses caused by any breach of the representations, warranties, covenants and agreements of the Company contained in this Agreement.

          7.2 Indemnification of Company. The Stockholders agree, severally but not jointly, to indemnify and hold harmless, to the extent permitted by law, the Company, its officers and directors and each person who controls the Company (within the meaning of the 1933 Act) against all losses, claims, damages, liabilities and expenses caused by any breach of the representations, warranties, covenants and agreements of the Stockholders contained in this Agreement.


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          7.3  Indemnification in General.  The indemnification
rights called for by this Section 7 are (i) in addition to any indemnification provided in Section 6 hereof, and (ii) not subject to any limitations or procedures set forth in Section 6 hereof.

SECTION 8.  RELEASES.

          8.1 Release by the Stockholders. Each of the Stockholders, in consideration of the transactions contemplated in this Agreement, the receipt and sufficiency of which is hereby acknowledged, for itself, its legal representatives and assigns, hereby releases and discharges the Company and each of its Affiliates from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, liabilities, obligations, proceedings, executions, claims and demands whatsoever, in law, admiralty or equity, known or unknown, in its own right or derivatively (collectively, "Existing Claims," which term shall exclude any claim arising from or pursuant to (i) this Agreement, (ii) the Notes or (iii) the Indenture) which each of the Stockholders and their respective predecessors, affiliates, successors, and assigns, individually or collectively, ever had or now has or hereafter can, shall or may have against the Company and its current or former Affiliates (or any of them) for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of time to the date of this Agreement.

          8.2 Release by the Company. The Company, in consideration of the transactions contemplated in this Agreement, the receipt and sufficiency of which is hereby acknowledged, for itself and its legal representatives, successors and assigns, hereby releases and discharges each of the Stockholders and each of its current or former Affiliates from any and all Existing Claims which the Company and its predecessors, successors and assigns, individually or collectively, ever had, now has or hereafter can, shall or may have against either of the Stockholders or any of their current or former Affiliates (or any of them) for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of time to the date of this Agreement.

 SECTION 9.  CONDITIONS OF CLOSING.

          The obligations of the Stockholders under Section 1 of this Agreement shall be conditioned upon receipt by the Stockholders of a copy of a written agreement with the Company, in form and substance reasonably satisfactory to the

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Stockholders, from Mr. Leon Fishman and Mr. Eugene Haskin,
pursuant to which Mr. Fishman and Mr. Haskin, solely in their capacity as shareholders, shall agree that (i) they shall not exchange any shares of Common Stock they own for Notes pursuant to the Exchange Offer for Other Shareholders described in
Section 5.2 hereof, and (ii) they shall vote all voting securities owned by them in favor of the election of the persons designated by the Stockholders pursuant to Section 5.1 hereof for nomination as directors of the Company at any annual meeting of the shareholders of the Company referred to in such Section 5.1.

SECTION 10.  MISCELLANEOUS.

          10.1 Payment of Expenses. Each of the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement including, without limitation, the fees and expenses of their respective counsel.

          10.2 Survival of Representation. The representations, warranties, covenants, and agreements made herein shall survive until the fifth anniversary of the execution hereof; provided, however, that the agreements set forth in Sections 2.4(b), 5, 6.6, 6.7, 6.8, 6.9, 7 and 8 hereof shall survive indefinitely.

          10.3  Brokerage.

          (a) The Company represents and warrants that there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement or agreement made by or on behalf of the Company. The Company shall indemnify and hold the Stockholders harmless against any claim for such compensation.

          (b) The Stockholders represent and warrant that there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement or agreement made by or on behalf of the Stockholders. The
Stockholders shall indemnify and hold the Company harmless against any claim for such compensation.

          10.4 Incorporation by Reference. All schedules and exhibits to this Agreement and all documents delivered pursuant to or referred to in this Agreement are incorporated herein by reference and made a part hereof.

          10.5 Parties in Interest. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any of the parties hereto shall bind

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and inure to the benefit of their respective successors and assigns and the terms "Stockholders" and "Stockholder" herein shall apply to the successors and assigns (which shall not include Transferees) of any Stockholder.

          10.6 Governing Law, Severability. This Agreement, together with the rights and obligations of the parties hereunder, shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof. In the event any provision of this Agreement or the application of any provision to any party shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

          10.7 Notices. All notices, requests, consents and demands shall be in writing and shall be deemed to have been sufficiently given if sent, postage prepaid, by registered or certified mail, return receipt requested:

     To the Company:     Allstate Financial Corporation
                         2700 South Quincy Street
                         Arlington, VA
                         Attn:  Craig Fishman, General Counsel

     Copy to:            Robinson & Cole
                         695 East Main Street
                         P.O. Box 10305
                         Stamford, CT  06904
                         Attn:  Richard A. Krantz, Esq.

     To either Stockholder:
                         Scoggin Capital Management, L.P.
                         660 Madison Avenue, 20th Floor
                         New York, New York  10021
                         Attn:  Craig Effron

     Copy to:            Kramer, Levin, Naftalis, Nessen,
                           Kamin & Frankel
                         919 Third Avenue
                         New York, New York  10022
                         Attn:  David P. Levin, Esq.

with or to such other address as may from time to time be furnished in writing to the other parties hereto.

          10.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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          10.9.  Captions.  The captions and headings of this
Agreement are for convenience only and are not to be construed as defining or limiting the scope or intent of any of the provisions hereof.

          10.10 Complete Agreement. This document embodies the complete agreement and understanding between and among the parties hereto with respect to the subject matter hereof, and supersedes and preempts any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof.

          10.11 Arbitration. Any and all disputes arising out of, under, in connection with, or relating to this Agreement shall be finally settled by arbitration in the City of New York, or in such other place as the parties hereto agree, in accordance with the rules then in effect of the American Arbitration Association. The board of arbitrators shall be composed of three arbitrators, each being qualified to make evaluations of the kind under dispute. Each of the two parties to such arbitration shall appoint one arbitrator and the two arbitrators so appointed shall appoint the third arbitrator within thirty days after their appointment. If either party fails to appoint its arbitrator within fifteen days after written request by the other party, either party may request the President of the American Arbitration Association to make such appointment within fifteen days after such request to the President. The arbitration award shall be final and binding on the parties and may include costs, including attorneys' fees. Any arbitration award may be enforced in any court having jurisdiction over the party against which enforcement is sought.

SECTION 11.  TERMINATION OF OBLIGATIONS.

          The obligations of the Stockholders set forth in
Section 4 and in Section 6.11 shall terminate at such time as the Company has (i) failed to make three consecutive interest payments on the Notes, which payments shall not have been subsequently made, or (ii) failed to redeem or repurchase or otherwise make any payment of principal when due or required on the Notes pursuant to the Indenture (, including for purposes of clause (i) and (ii), any failure to pay interest or principal on, or to redeem or repurchase, the Notes that results from the application of the provisions of Article VIII of the Indenture or the Required Lenders not having given any requisite consent); provided, however that any termination pursuant to this Section 11 shall not occur earlier than the earlier of (x) the 1996 annual meeting of the Company's shareholders, or (y) August 15, 1996.

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          IN WITNESS WHEREOF, the parties hereto have executed
and delivered this Agreement as of the date first set forth above.



                              ALLSTATE FINANCIAL CORPORATION


                              By: /s/ Lawrence Winkler
                                  Its Secretary and Treasurer


                              SCOGGIN CAPITAL MANAGEMENT, L.P.

                              By:  S&E PARTNERS, L.P.,
                                   Its General Partner

                              By:  SCOGGIN, INC.,
                                   Its General Partner

                              By:  /s/ Craig Effron

                              SELIG PARTNERS, L.P.

                              By:  /s/ Timothy S. Mullen
                                  Timothy S. Mullen
                                  Its Sole General Partner
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